Exhibit 99.1
News Release

Media Contact:	Kate Schraml	Investor Contact:	Matt Scalo
	(224) 875-4493		(801) 584-3532
	PR@myriad.com		matt.scalo@myriad.com

Myriad Genetics Reports Fourth Quarter and Full-Year 2024 Financial Results; Full-year 2024 revenue of $838 million grew 11% year-over-year, the second consecutive year of double-digit revenue growth
Highlights
•Fourth quarter 2024 revenue of $211 million, grew 7% year-over-year driven by continued demand for Pharmacogenomics (14%) and Prenatal (12%) testing.
•Fourth quarter GAAP gross margin of 71.7%, increased 300 basis points year-over-year, benefiting from improving revenue per test trends and greater laboratory efficiencies.
•Fourth quarter and full-year 2024 GAAP net loss was $(43) million and $(127) million, respectively; adjusted EBITDA for the same periods was $11 million and $40 million, respectively.
•Cash plus availability to borrow under the asset-based facility was approximately $158 million as of December 31, 2024.
•Reiterate 2025 financial guidance with a revenue range of $840 - $860 million and adjusted EPS range of $0.07 - $0.11.1
•Entered into a strategic collaboration with PATHOMIQ to add artificial intelligence (AI) technology to our Oncology portfolio including an exclusive license of its AI technology platform for prostate cancer. Adding PATHOMIQ PRAD to Myriad's Oncology Solutions, following surgery or radiation treatment, complements its Prolaris Prostate Cancer Prognostic test and its offerings of combined germline and comprehensive tumor profiling test as recommended by NCCN guidelines.
1 The company does not forecast GAAP EPS because it cannot predict certain elements that are included in the reported GAAP results. Please see below under "Financial Guidance" for a full explanation.

•Myriad has appointed Sam Raha, the Company’s current Chief Operating Officer (COO), as President and Chief Executive Officer (CEO) and as a member of the Board, effective April 30, 2025. Mr. Raha will replace Paul J. Diaz, who is stepping down to join the private equity firm, Cressey & Company, as a Managing Partner and will serve as a consultant to Myriad Genetics for another year. In addition, Mark S. Verratti, Myriad's current Chief Commercial Officer (CCO), will be promoted to COO concurrent with Mr. Raha’s appointment.

SALT LAKE CITY, February 24, 2025 – Myriad Genetics, Inc. (NASDAQ: MYGN), a leader in genetic testing and precision medicine, today announced financial results for its fourth quarter and full-year ended December 31, 2024 and reaffirmed its previously issued financial guidance on business performance for the full-year 2025.

“There is a lot for Myriad Genetics to be proud of in 2024. We generated 11% revenue growth over 2023, making this our second consecutive year of double-digit growth, and $40 million in adjusted EBITDA. This achievement is the result of the company's multi-year investment strategy along with our team’s hard work and focus on the needs of our patients and the healthcare providers who serve them,” said Paul J. Diaz, President and CEO, of Myriad Genetics.

“We believe 2025 will be another year of opportunity for our stakeholders as Myriad Genetics continues to grow and has the financial flexibility to continue to invest in research and development and technology innovations to achieve our Mission and Vision to advance health and well-being for all by helping people take control of their health. Today's announcement of our collaboration with PATHOMIQ and their AI-technology platform is an exciting example of how Myriad will continue to deliver innovative insights to patients and clinicians in their fight against cancer. As we look to 2025 and beyond, we are excited about the potential contribution from recent product launches, including Prequel with 8-week Gestational Age, Foresight Universal Plus, and the continuing traction with our Precise Tumor comprehensive genomic panel. In addition, we are excited for the future launches of FirstGene, Precise Liquid, and Precise MRD, which is already available for research use by our pharmaceutical partners.

Lastly, I would emphasize that it has been an honor to serve as Myriad’s President and CEO and help to further its mission. I believe the Company is well positioned for the future and will continue to grow under Sam Raha and the entire executive team’s leadership.”

Financial and Operational Highlights
•Test volumes of 374,000 in the fourth quarter of 2024 increased 4% year-over-year and 7% for the twelve months ended December 31, 2024.
•The following table summarizes year-over-year testing volume changes in the company's core product categories:

	Three months ended December 31,			Twelve Months Ended December 31,
(in thousands)	2024	2023	% Change	2024	2023	% Change
Product volumes:
Hereditary cancer	75	74	1%	294	281	5%
Tumor profiling	12	14	(14)%	53	59	(10)%
Prenatal	160	156	3%	666	625	7%
Pharmacogenomics	127	116	9%	507	459	10%
Total	374	360	4%	1,520	1,424	7%

•The following table summarizes year-over-year revenue changes in the company's core product categories:

	Three months ended December 31,			Twelve Months Ended December 31,
(in millions)	2024	2023	% Change	2024	2023	% Change
Product revenues:
Hereditary cancer	$94.3	$88.9	6%	$364.5	$327.8	11%
Tumor profiling	30.8	32.1	(4)%	125.8	135.6	(7)%
Prenatal	44.9	40.0	12%	177.1	151.3	17%
Pharmacogenomics	40.6	35.6	14%	170.2	138.5	23%
Total	$210.6	$196.6	7%	$837.6	$753.2	11%

•GAAP operating expenses in the fourth quarter of 2024 were $189.9 million, increasing $23.5 million year-over-year. Adjusted operating expenses in the fourth quarter of 2024 increased $16.0 million year-over-year to $146.0 million, reflecting increased spending on clinical studies to support the development and launches of FirstGene and Precise MRD and other research and development expense during the fourth quarter 2024.
•GAAP operating loss in the fourth quarter of 2024 was $39.0 million, an increase of $7.6 million year-over-year; adjusted operating income in the fourth quarter of 2024 was $5.6 million.
•Fourth quarter 2024 GAAP cash flow from operations was $6.6 million; adjusted cash flow from operations in the fourth quarter of 2024 was $15.4 million, an increase of $1.9 million year-over-year. Capital expenditures and capitalization of internal use software costs were $5.9 million in the fourth quarter 2024.
•During fourth quarter of 2024, Myriad determined that the contingent payment from the Ravgen settlement is no longer probable and reversed the prior accrued amount of 21.3 million.

Business Performance and Highlights
Oncology
The Oncology business delivered revenue of $82.8 million in the fourth quarter of 2024.
•Fourth quarter 2024 hereditary cancer testing revenue in Oncology grew 8% year-over-year.
•In February 2025, Myriad exclusively licensed PATHOMIQ’s AI technology platform for prostate cancer in the United States. This agreement marks a strategic expansion of Myriad's clinical oncology portfolio and complements the company's Prolaris Prostate Cancer Prognostic Test. Myriad plans to leverage PATHOMIQ’s prognostic and predictive biomarker capabilities across different phases of the patient journey in prostate cancer and potentially for other cancer indications. Myriad intends to commercially launch its first AI-driven prostate cancer test later in 2025, which would enable Myriad to offer both AI and molecular testing options for prostate cancer, eventually spanning all phases of the prostate cancer patient journey – including at the time of biopsy and post-radical prostatectomy (post-RP).
•Updated Prostate Cancer Guidelines from the National Comprehensive Cancer Network (NCCN®) underscore the critical role of Myriad’s portfolio of offerings across the patient’s prostate cancer journey. Myriad’s full suite of prostate cancer products is uniquely aligned with the updated NCCN Guidelines, offering integrated genetic and tumor genomic insights that identify germline risk, provide valuable insights into tumor biology, simplify therapy selection, and help identify clinical trial eligibility for patients.
•In January 2025, The University of Texas MD Anderson Cancer Center and Myriad Genetics announced a five-year strategic alliance to accelerate the clinical evaluation and development of Myriad’s molecular residual disease (MRD) assay. This strategic alliance aims to create a portfolio of studies to evaluate the clinical validity and utility of Myriad’s Precise MRD in breast, gastrointestinal, genitourinary, and gynecological cancers.
•In February 2025, the United States Patent and Trademark Office issued two new patents that further advance Myriad’s ability to bring Precise MRD, its tumor-informed, high-definition, MRD assay to market. This action builds on the three patents issued in 2024 that are related to foundational platform MRD technology and cell-free DNA preparation methods. The Precise MRD test is currently being evaluated in several studies and is processed in the company’s new state-of-the-art laboratory facility in Salt Lake City.

Women’s Health
The Women’s Health business delivered revenue of $87.2 million in the fourth quarter of 2024.
•Prenatal testing revenue in the fourth quarter of 2024 grew 12% year-over-year.
•In the fourth quarter of 2024, Myriad signed a strategic partnership with jscreen™, a national organization that delivers education and access to genetic testing with a focus on high-risk populations. The collaboration combines Myriad’s high-quality hereditary cancer and reproductive genetics products, MyRisk with RiskScore and Foresight Carrier Screen, with jscreen’s trusted education and genetic care navigation program.
•In January 2025, Myriad unveiled groundbreaking research at the annual Society for Maternal-Fetal Medicine Conference (SMFM). The company’s “Fetal fraction amplification enables accurate prenatal cell-free DNA (cfDNA) screening at eight weeks gestation” study was awarded SMFM’s “Dru Carlson Memorial Award for Best Research in Ultrasound and Genetics.”

Pharmacogenomics
In the pharmacogenomics business, GeneSight test revenue was $40.6 million in the fourth quarter of 2024.
•In the fourth quarter 2024, UnitedHealthcare (UNH) updated its medical policy for commercial and individual exchange benefit plans as well as certain managed Medicaid plans to discontinue coverage of multi-gene panel pharmacogenetic testing, including the company's GeneSight test, effective in the first half of 2025. Myriad Genetics generated approximately $45 million of GeneSight current period revenue from UNH's commercial and select managed Medicaid populations in 2024, consisting of approximately $40.0 million for UNH commercial and approximately $5.0 million for impacted UNH managed Medicaid plans.
•While Myriad Genetics continues to pursue a resolution with UNH that allows for its commercial and managed Medicaid enrollees to continue to have access to the GeneSight test, there is no guarantee that these efforts will be successful and Myriad has streamlined operations and cost structure accordingly.

Cash Flow and Liquidity
As of the end of the fourth quarter of 2024, the company had cash and cash equivalents of $102 million and the ability to access an incremental $56 million of availability under its asset-based credit facility (ABL Facility). The company had combined liquidity from its unrestricted cash and cash equivalents and available borrowing under the ABL Facility of $158 million.

Financial Guidance
Myriad Genetics does not provide forward-looking guidance on a GAAP basis for the measures on which it provides forward-looking non-GAAP guidance as the company is unable to provide a quantitative reconciliation of forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure, without unreasonable effort, because of the inherent difficulty in accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliations that have not yet occurred, are dependent on various factors, are out of the company's control, or cannot be reasonably predicted. Such adjustments include, but are not limited to, real estate optimization and transformation initiatives, certain litigation charges and loss contingencies, costs related to acquisitions/divestitures and the related amortization, impairment and related charges, and other adjustments. For example, stock-based compensation may fluctuate based on the timing of employee stock transactions and unpredictable fluctuations in the company's stock price. Any associated estimate of these items and its impact on GAAP performance could vary materially.

Below is a table summarizing Myriad Genetics' full-year 2025 financial guidance*:

(in millions, except per share amounts)	FY 2025 Guidance	FY 2025 Comments

Revenue	$840 - $860	2025 revenue range reflects annual growth of between 9% - 11% over 2024, excluding impact from the change in UNH PGx medical policy and divested businesses.

Q1’25 revenue is expected to be between $196 and $204 million.
Gross margin %	69.5% - 70.5%	Gross margins expected to fluctuate in any quarter given product mix and pricing trends.
Adjusted OPEX	$575 - $595
Adjusted EBITDA**	$25 - $35
Adjusted EPS***	$0.07 - $0.11	Q1’25 adjusted EPS is expected to be between $(0.04) and $(0.08).

*	Assumes currency rates as of February 24, 2025.
**	Adjusted EBITDA is defined as Net Income (loss) plus income tax expense (benefit), total other income (expense), non-cash operating expenses, such as amortization of intangible assets, depreciation, impairment of long-lived assets, and share-based compensation expense, and one-time expenses such as expenses from real estate optimization initiatives, transformation initiatives, legal settlements, and divestitures and acquisitions.
***	Full-year 2025 adjusted EPS is based on a 93 million share count.

These projections are forward-looking statements and are subject to the risks summarized in the safe harbor statement at the end of this press release.

Conference Call and Webcast
A conference call will be held today, Monday, February 24, 2025, at 4:30 p.m. EST to discuss Myriad Genetics’ financial results and business developments for the fourth quarter and full-year 2024. A live webcast of the conference call can be accessed on Myriad Genetics' Investor Relations website at investor.myriad.com. To participate in the live conference call via telephone, please register at https://register.vevent.com/register/BId9d5a2edc11e4b3fbbce726836037dc9. Upon registering, a dial-in number and unique PIN will be provided to join the conference call. Following the conference call, an archived webcast of the call will be available at investor.myriad.com.

About Myriad Genetics
Myriad Genetics is a leading molecular diagnostic testing and precision medicine company dedicated to advancing health and well-being for all. Myriad Genetics develops and offers molecular tests that help assess the risk of developing disease or disease progression and guide treatment decisions across medical specialties where molecular insights can significantly improve patient care and lower healthcare costs. For more information, visit www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, BRACAnalysis CDx, Colaris, MyRisk, Myriad myRisk, MyRisk Hereditary Cancer, myChoice, Tumor BRACAnalysis CDx, MyChoice CDx, Prequel, Prequel with Amplify, Amplify, Foresight, Foresight Universal Plus, Precise Tumor, Precise Oncology Solutions, Precise Liquid, Precise MRD, FirstGene, SneakPeek, SneakPeek Early Gender DNA Test, SneakPeek Snap, Urosuite, Mygenehistory, Health.Illuminated., RiskScore, Prolaris, and GeneSight are registered trademarks or trademarks of Myriad Genetics, Inc. All third-party marks—® and ™—are the property of their respective owners. © 2025 Myriad Genetics, Inc. All rights reserved.

Revenue by Product (Unaudited)

	Three months ended December 31,
(in millions)	2024				2023
	WH	ONC	PGx	Total	WH	ONC	PGx	Total	% Change
Hereditary Cancer	$42.3	$52.0	$—	$94.3	$40.8	$48.1	$—	$88.9	6%
Tumor Profiling	—	30.8	—	30.8	—	32.1	—	32.1	(4)%
Prenatal	44.9	—	—	44.9	40.0	—	—	40.0	12%
Pharmacogenomics	—	—	40.6	40.6	—	—	35.6	35.6	14%
Total Revenue	$87.2	$82.8	$40.6	$210.6	$80.8	$80.2	$35.6	$196.6	7%

	Twelve months ended December 31,
(in millions)	2024				2023
	WH	ONC	PGx	Total	WH	ONC	PGx	Total	% Change
Hereditary Cancer	$163.1	$201.4	$—	$364.5	$148.3	$179.5	$—	$327.8	11%
Tumor Profiling	—	125.8	—	125.8	—	135.6	—	135.6	(7)%
Prenatal	177.1	—	—	177.1	151.3	—	—	151.3	17%
Pharmacogenomics	—	—	170.2	170.2	—	—	138.5	138.5	23%
Total Revenue	$340.2	$327.2	$170.2	$837.6	$299.6	$315.1	$138.5	$753.2	11%

Business Units:
WH = Women’s Health
ONC = Oncology
PGx = Pharmacogenomics

Product Categories:
Hereditary Cancer – MyRisk, BRACAnalysis, BRACAnalysis CDx
Tumor Profiling – myChoice CDx, Prolaris, Precise Tumor, EndoPredict
Prenatal – Foresight, Prequel, SneakPeek
Pharmacogenomics – GeneSight

MYRIAD GENETICS, INC.
AND SUBSIDIARIES
Consolidated Statements of Operations (unaudited)
(in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Revenue	$210.6	$196.6	$837.6	$753.2
Cost of revenue	59.7	61.6	252.2	236.2
Gross profit	150.9	135.0	585.4	517.0

Operating expenses:
Research and development expense	29.7	21.0	113.4	88.7
Sales and marketing expense	72.0	67.1	284.1	289.2
General and administrative expense	66.5	78.3	275.9	283.7
Legal settlements	(21.3)	—	(21.3)	112.8
Goodwill and long-lived asset impairment charges	43.0	—	56.8	—
Total operating expenses	189.9	166.4	708.9	774.4
Operating loss	(39.0)	(31.4)	(123.5)	(257.4)
Other income (expense):
Interest income	0.3	0.7	1.7	2.5
Interest expense	(0.7)	(0.9)	(2.8)	(2.9)
Other	0.3	(0.7)	1.1	(4.4)
Total other expense	(0.1)	(0.9)	—	(4.8)
Loss before income tax	(39.1)	(32.3)	(123.5)	(262.2)
Income tax expense (benefit)	3.4	(1.1)	3.8	1.1
Net loss	$(42.5)	$(31.2)	$(127.3)	$(263.3)
Net loss per share:
Basic and diluted	$(0.47)	$(0.36)	$(1.41)	$(3.18)
Weighted average shares outstanding:
Basic and diluted	91.1	$86.1	90.6	82.8

MYRIAD GENETICS, INC.
AND SUBSIDIARIES
Consolidated Balance Sheets (unaudited)
(in millions, except per share amounts)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$102.4	$132.1
Marketable investment securities	—	8.8
Trade accounts receivable	121.2	114.3
Inventory	27.5	22.0
Prepaid taxes	16.4	17.0
Prepaid expenses and other current assets	30.5	19.4
Total current assets	298.0	313.6
Operating lease right-of-use assets	55.0	61.6
Property, plant and equipment, net	117.4	119.0
Intangibles, net	262.4	349.5
Goodwill	286.3	287.4
Other assets	8.5	15.4
Total assets	$1,027.6	$1,146.5
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32.3	$25.8
Accrued liabilities	119.0	113.9
Current maturities of operating lease liabilities	12.8	16.2
Total current liabilities	164.1	155.9
Unrecognized tax benefits	32.7	30.2
Long-term debt	39.6	38.5
Noncurrent operating lease liabilities	87.9	97.4
Other long-term liabilities	2.2	41.3
Total liabilities	326.5	363.3
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 91.3 and 89.9 shares outstanding at December 31, 2024 and 2023, respectively	0.9	0.9
Additional paid-in capital	1,457.8	1,415.5
Accumulated other comprehensive loss	(0.8)	(3.7)
Accumulated deficit	(756.8)	(629.5)
Total stockholders' equity	701.1	783.2
Total liabilities and stockholders’ equity	$1,027.6	$1,146.5

MYRIAD GENETICS, INC.
AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (unaudited)
(in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Net cash provided by (used in) operating activities	$6.6	$(54.7)	$(8.7)	$(110.9)
Net cash provided by (used in) investing activities	(5.9)	(12.0)	(11.9)	31.9
Net cash provided by (used in) financing activities	2.1	121.9	(7.4)	152.9
Effect of foreign exchange rates on cash, cash equivalents, and restricted cash	(0.7)	0.7	(1.0)	0.6
Net increase (decrease) in cash, cash equivalents, and restricted cash	2.1	55.9	(29.0)	74.5
Cash, cash equivalents, and restricted cash at beginning of the period	109.8	85.0	140.9	66.4
Cash, cash equivalents, and restricted cash at end of the period	$111.9	$140.9	$111.9	$140.9

Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the company's first quarter and full-year 2025 financial guidance, statements relating to the potential contributions from recent product launches (such as Prequel with 8-week Gestational Age, Foresight Universal Plus, and Precise Tumor) and anticipated future launches (including FirstGene, Precise Liquid, and Precise MRD), as well as the belief that the company will continue to grow and invest in research and development and technology innovations to achieve its mission and vision, that the company intends to commercially launch its first AI-driven prostate cancer test later in 2025, which would enable the company to offer both AI and molecular testing options for prostate cancer, eventually spanning all phases of the prostate cancer patient journey, and statements about the company’s position for future growth under the leadership of Sam Raha and the entire executive team. These “forward-looking statements” are management’s present expectations of future events as of the date hereof and are subject to a number of known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially and adversely from those anticipated.

These risks include, but are not limited to: the risk that sales and profit margins of the company’s existing tests may decline; the risk that the company may not be able to operate its business on a profitable basis; risks related to the company’s ability to achieve certain revenue growth targets and generate sufficient revenue from its existing product portfolio or in launching and commercializing new tests to be profitable; risks related to changes in governmental or private insurers’ coverage and reimbursement levels for the company’s tests or the company’s ability to obtain reimbursement for its new tests at comparable levels to its existing tests, including with respect to UNH's coverage decisions to no longer provide coverage for certain multi-gene panel pharmacogenetic tests, including GeneSight, effective in the first half of 2025; risks related to increased competition and the development of new competing tests; the risk that the company may be unable to develop or achieve commercial success for additional tests in a timely manner, or at all; the risk that the company may not successfully develop new markets or channels for its tests; the risk that licenses to the technology underlying the company’s tests and any future tests are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with operating the company’s laboratory testing facilities; risks related to public concern over genetic testing in general or the company’s tests in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of the healthcare system or healthcare payment systems; risks related to the company’s ability to obtain new corporate collaborations or licenses and acquire or develop new technologies or businesses on satisfactory terms, if at all; risks related to the company’s ability to successfully integrate and derive benefits from any technologies or businesses that it licenses, acquires or develops; the risk that the company is not able to secure additional financing to fund its business, if needed, in a timely manner or on favorable terms, if it all; risks related to the company’s projections or estimates about the potential market opportunity for the company’s current and future products; the risk that the company or its licensors may be unable to protect or that third parties will infringe the proprietary technologies underlying the company’s tests; the risk of patent-infringement claims or challenges to the validity of the company’s patents; risks related to changes in intellectual property laws covering the company’s tests, or patents or enforcement, in the United States and foreign countries; risks related to security breaches, loss of data and other disruptions, including from cyberattacks and other cybersecurity incidents; risks of new, changing and competitive technologies in the United States and internationally and that the company may not be able to keep pace with the rapid technology changes in its industry, or properly leverage new technologies to achieve or sustain competitive advantages in its products; the risk that the company may be unable to comply with financial or operating covenants under the company’s credit or lending agreements; the risk that the company may not be able to maintain effective disclosure controls and procedures and internal control over financial reporting; risks related to current and future investigations, claims or lawsuits, including derivative claims, product or professional liability claims, and risks related to the amount of the company's insurance coverage limits and scope of insurance coverage with respect thereto; and other factors discussed under the heading “Risk Factors” contained in Item 1A of the company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on February 28, 2024 as updated in the company's Quarterly Report on Form 10-Q filed with the SEC on May 8, 2024 and the Company's Quarterly Report on Form 10-Q filed with the SEC on November 8, 2024, as well as any updates to those risk factors filed from time to time in the company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Myriad Genetics is not under any obligation, and it expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

Statement regarding use of non-GAAP financial measures
In this press release, the company’s financial results and financial guidance are provided in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of the company’s core operating results and comparison of operating results across reporting periods. Management also uses non-GAAP financial measures to establish budgets and to manage the company’s business. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the schedules below and a description of the adjustments made to the GAAP financial measures is included at the end of the schedules.

The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Non-GAAP financial results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

The company does not forecast GAAP operating expenses, net income (loss) or earnings per share because it cannot predict certain elements that are included in reported GAAP results. Please see above under “Financial Guidance” for a full explanation.

Reconciliation of GAAP to Non-GAAP Financial Measures
for the Three and Twelve Months Ended December 31, 2024 and 2023
(unaudited data in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Adjusted Gross Margin
Gross Profit	$150.9	$135.0	$585.4	$517.0
Acquisition - amortization of intangible assets(1)	0.4	0.4	1.3	1.4
Equity compensation(2)	0.2	0.3	1.5	1.4
Transformation initiatives(3)	—	—	—	0.2
Other adjustments(4)	0.1	—	0.5	—
Adjusted Gross Profit	$151.6	$135.7	$588.7	$520.0
Adjusted Gross Margin	72.0%	69.0%	70.3%	69.0%

(1)	Represents recurring amortization charges resulting from the acquisition of intangible assets.
(2)	Consists of the non-cash equity-based compensation provided to Myriad Genetics employees.
(3)	Costs related to transformation initiatives including severance costs related to restructuring for the twelve months ended December 31, 2023.
(4)	Other one-time non-recurring expenses for the three and twelve months ended December 31, 2024.

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Adjusted Operating Expenses
Operating Expenses	$189.9	$166.4	$708.9	$774.4
Acquisition - amortization of intangible assets(1)	(9.6)	(10.3)	(40.2)	(41.3)
Goodwill and long-lived asset impairment(2)	(43.0)	—	(56.8)	—
Equity compensation(3)	(10.7)	(10.0)	(48.3)	(39.2)
Real estate optimization(4)	(1.7)	(13.0)	(7.2)	(27.0)
Transformation initiatives(5)	—	—	(6.6)	(6.6)
Legal settlements(6)	21.1	(1.6)	20.6	(114.9)
Other adjustments(7)	—	(1.5)	(3.5)	0.1
Adjusted Operating Expenses	$146.0	$130.0	$566.9	$545.5

(1)	Represents recurring amortization charges resulting from the acquisition of intangible assets.
(2)	Expense related to goodwill and long-lived asset impairment. For the three months ended December 31, 2024, consists of $43.0 million of impairment expense for a GeneSight developed technology intangible asset. For the twelve months ended December 31, 2024, consists of $43.0 million of impairment expense for a GeneSight developed technology intangible asset and $13.8 million primarily related to the sale of the EndoPredict business to Eurobio Scientific.
(3)	Consists of the non-cash equity-based compensation provided to Myriad Genetics employees and directors.
(4)	Costs related to real estate initiatives. For the three months ended December 31, 2024, additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations and testing and set-up costs for equipment in our new facilities. For the twelve months ended December 31, 2024, additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations and testing and set-up costs for equipment in our new facilities, lease terminations gains, net of lease termination losses, impairment charges and other abandonment costs. For the three and twelve months ended December 31, 2023, accelerated depreciation in connection with our decision to cease the use of our former corporate headquarters in Salt Lake City, Utah, and additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations.
(5)	Costs related to transformation initiatives including consulting and professional fees for the twelve months ended December 31, 2024 and consulting and professional fees and severance costs related to restructuring for the twelve months ended December 31, 2023.
(6)	Costs related one-time legal expenses. For the three and twelve months ended December 31, 2024, primarily includes reversal of $21.3 million related to the contingent settlement for the Ravgen litigation that is no longer considered probable. For the three and twelve months ended December 31, 2023, primarily includes the amounts related to the $77.5 million settlement of the securities class action lawsuit and the $34.0 million settlement of the Ravgen litigation.
(7)	Other one-time non-recurring expenses. For the twelve months ended December 31, 2024, includes a gain recognized on acquisition, changes in the fair value of contingent consideration related to acquisitions from prior years, severance, and costs incurred in connection with executive personnel changes. For the three and twelve months ended December 31, 2023, changes in the fair value of contingent consideration related to acquisitions from prior years and consulting and professional fees related to prior year acquisitions.

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Adjusted Operating Income (Loss)
Operating Loss	$(39.0)	$(31.4)	$(123.5)	$(257.4)
Acquisition - amortization of intangible assets(1)	10.0	10.7	41.5	42.7
Goodwill and long-lived asset impairment(2)	43.0	—	56.8	—
Equity compensation(3)	10.9	10.3	49.8	40.6
Real estate optimization(4)	1.7	13.0	7.2	27.0
Transformation initiatives(5)	—	—	6.6	6.8
Legal settlements(6)	(21.1)	1.6	(20.6)	114.9
Other adjustments(7)	0.1	1.5	4.0	(0.1)
Adjusted Operating Income (Loss)	$5.6	$5.7	$21.8	$(25.5)

(1)	Represents recurring amortization charges resulting from the acquisition of intangible assets.
(2)	Expense related to goodwill and long-lived asset impairment. For the three months ended December 31, 2024, consists of $43.0 million of impairment expense for a GeneSight developed technology intangible asset. For the twelve months ended December 31, 2024, consists of $43.0 million of impairment expense for a GeneSight developed technology intangible asset and $13.8 million primarily related to the sale of the EndoPredict business to Eurobio Scientific.
(3)	Consists of the non-cash equity-based compensation provided to Myriad Genetics employees and directors.
(4)	Costs related to real estate initiatives. For the three months ended December 31, 2024, additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations and testing and set-up costs for equipment in our new facilities. For the twelve months ended December 31, 2024, additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations and testing and set-up costs for equipment in our new facilities, lease terminations gains, net of lease termination losses, impairment charges and other abandonment costs. For the three and twelve months ended December 31, 2023, accelerated depreciation in connection with our decision to cease the use of our former corporate headquarters in Salt Lake City, Utah, and additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations.
(5)	Costs related to transformation initiatives including consulting and professional fees for the twelve months ended December 31, 2024 and consulting and professional fees and severance costs related to restructuring for the twelve months ended December 31, 2023.
(6)	Costs related one-time legal expenses. For the three and twelve months ended December 31, 2024, primarily includes reversal of $21.3 million related to the contingent settlement for the Ravgen litigation that is no longer considered probable. For the three and twelve months ended December 31, 2023, primarily includes the amounts related to the $77.5 million settlement of the securities class action lawsuit and the $34.0 million settlement of the Ravgen litigation.
(7)	Other one-time non-recurring expenses. For the twelve months ended December 31, 2024, includes a gain recognized on acquisition, changes in the fair value of contingent consideration related to acquisitions from prior years, severance, and costs incurred in connection with executive personnel changes. For the three and twelve months ended December 31, 2023, changes in the fair value of contingent consideration related to acquisitions from prior years and consulting and professional fees related to prior year acquisitions.

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Adjusted Net Income (Loss) (1)
Net Loss	$(42.5)	$(31.2)	$(127.3)	$(263.3)
Acquisition - amortization of intangible assets(2)	10.0	10.7	41.5	42.7
Goodwill and long-lived asset impairment(3)	43.0	—	56.8	—
Equity compensation(4)	10.9	10.3	49.8	40.6
Real estate optimization(5)	1.7	13.0	7.2	27.0
Transformation initiatives(6)	—	—	6.6	6.8
Legal settlements(7)	(21.1)	1.6	(20.6)	114.9
Other adjustments(8)	0.8	1.1	3.3	1.1
Tax adjustments(9)	0.4	(2.0)	(4.8)	7.6
Adjusted Net Income (Loss)	$3.2	$3.5	$12.5	$(22.6)

Weighted average shares outstanding:
Basic	91.1	86.1	90.6	82.8
Diluted	92.1	86.9	92.1	82.8
Adjusted Earnings (Loss) Per Share
Basic	$0.04	$0.04	$0.14	$(0.27)
Diluted	$0.03	$0.04	$0.14	$(0.27)

(1)	To determine Adjusted Earnings (Loss) Per Share, or adjusted EPS.
(2)	Represents recurring amortization charges resulting from the acquisition of intangible assets.
(3)
Expense related to goodwill and long-lived asset impairment. For the three months ended December 31, 2024, consists of $43.0 million of impairment expense for a GeneSight developed technology intangible asset. For the twelve months ended December 31, 2024, consists of $43.0 million of impairment expense for a GeneSight developed technology intangible asset and $13.8 million primarily related to the sale of the EndoPredict business to Eurobio Scientific.

(4)	Consists of the non-cash equity-based compensation provided to Myriad Genetics employees and directors.
(5)
Costs related to real estate initiatives. For the three months ended December 31, 2024, additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations and testing and set-up costs for equipment in our new facilities. For the twelve months ended December 31, 2024, additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations and testing and set-up costs for equipment in our new facilities, lease terminations gains, net of lease termination losses, impairment charges and other abandonment costs. For the three and twelve months ended December 31, 2023, accelerated depreciation in connection with our decision to cease the use of our former corporate headquarters in Salt Lake City, Utah, and additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations.

(6)
Costs related to transformation initiatives including consulting and professional fees for the twelve months ended December 31, 2024 and consulting and professional fees and severance costs related to restructuring for the twelve months ended December 31, 2023.

(7)
Costs related one-time legal expenses. For the three and twelve months ended December 31, 2024, primarily includes reversal of $21.3 million related to the contingent settlement for the Ravgen litigation that is no longer considered probable. For the three and twelve months ended December 31, 2023, primarily includes the amounts related to the $77.5 million settlement of the securities class action lawsuit and the $34.0 million settlement of the Ravgen litigation.

(8)
Other one-time non-recurring expenses. For the three months ended December 31, 2024, primarily includes the reclassifications of cumulative translation adjustments to income upon liquidation of an investment in a foreign entity. For the twelve months ended December 31, 2024, includes a gain recognized on acquisition, changes in the fair value of contingent consideration related to acquisitions from prior years, the reclassifications of cumulative translation adjustments to income upon liquidation of an investment in a foreign entity, severance, and costs incurred in connection with executive personnel changes. For the three months ended December 31, 2023, costs incurred in connection with executive personnel changes. and consulting and professional fees related to prior year acquisitions. For the twelve months ended December 31, 2023, changes in the fair value of contingent consideration related to acquisitions from prior years, the reclassifications of cumulative translation adjustments to income upon liquidation of an investment in a foreign entity, costs incurred in connection with executive personnel changes and consulting and professional fees related to prior year acquisitions.

(9)
Tax expense or benefit due to non-GAAP adjustments, differences between stock compensation recorded for book purposes as compared to the allowable tax deductions, and valuation allowance recognized against federal and state deferred tax assets in the United States. As of December 31, 2024, a valuation allowance of $64.0 million was not recognized for non-GAAP purposes given our historical and forecasted positive earnings performance. As of December 31, 2023, a valuation allowance of $52.6 million was not recognized for non-GAAP purposes given the company's historical and forecasted positive earnings performance.

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Adjusted EBITDA
Net Loss	$(42.5)	$(31.2)	$(127.3)	$(263.3)
Acquisition - amortization of intangible assets(1)	10.0	10.7	41.5	42.7
Depreciation expense(2)	4.7	3.9	17.9	13.0
Goodwill and long-lived asset impairment(3)	43.0	—	56.8	—
Equity compensation(4)	10.9	10.3	49.8	40.6
Real estate optimization(5)	1.7	13.0	7.2	27.0
Transformation initiatives(6)	—	—	6.6	6.8
Legal settlements (7)	(21.1)	1.6	(20.6)	114.9
Interest expense, net of interest income(8)	0.4	0.2	1.1	0.4
Other adjustments(9)	0.1	2.4	3.6	5.3
Income tax expense(10)	3.4	(1.1)	3.8	1.1
Adjusted EBITDA	$10.6	$9.8	$40.4	$(11.5)

(1)	Represents recurring amortization charges resulting from the acquisition of intangible assets.
(2)
Depreciation expense excludes depreciation included in real estate optimization of $0.3 million and $1.6 million for the three and twelve months ended December 31, 2024, respectively, and $5.8 million of depreciation expense for the twelve months ended December 31, 2023. No depreciation expense was included in real estate optimization for the three months ended December 31, 2023.

(3)	Expense related to goodwill and long-lived asset impairment. For the three months ended December 31, 2024, consists of $43.0 million of impairment expense for a GeneSight developed technology intangible asset. For the twelve months ended December 31, 2024, consists of $43.0 million of impairment expense for a GeneSight developed technology intangible asset and $13.8 million primarily related to the sale of the EndoPredict business to Eurobio Scientific.
(4)	Consists of the non-cash equity-based compensation provided to Myriad Genetics employees and directors.
(5)	Costs related to real estate initiatives. For the three months ended December 31, 2024, additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations and testing and set-up costs for equipment in our new facilities. For the twelve months ended December 31, 2024, additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations and testing and set-up costs for equipment in our new facilities, lease terminations gains, net of lease termination losses, impairment charges and other abandonment costs. For the three and twelve months ended December 31, 2023, accelerated depreciation in connection with our decision to cease the use of our former corporate headquarters in Salt Lake City, Utah, and additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations.
(6)	Costs related to transformation initiatives including consulting and professional fees for the twelve months ended December 31, 2024 and consulting and professional fees and severance costs related to restructuring for the twelve months ended December 31, 2023.
(7)	Costs related one-time legal expenses. For the three and twelve months ended December 31, 2024, primarily includes reversal of $21.3 million related to the contingent settlement for the Ravgen litigation that is no longer considered probable. For the three and twelve months ended December 31, 2023, primarily includes the amounts related to the $77.5 million settlement of the securities class action lawsuit and the $34.0 million settlement of the Ravgen litigation.
(8)	Derived from interest expense and interest income from the Consolidated Statements of Operations.
(9)	Other one-time non-recurring expenses. For purposes of adjusted EBITDA, this includes Other adjustments described in Adjusted Net Income above as well as the amounts reported as Other income (expense) in the Consolidated Statement of Operations
(10)	Derived from income tax (benefit) from the Consolidated Statement of Operations.

Adjusted Free Cash Flow Reconciliation
for the Three and Twelve Months Ended December 31, 2024 and 2023
(unaudited data in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Adjusted free cash flow
Net cash provided by (used in) operating activities	$6.6	$(54.7)	$(8.7)	$(110.9)
Real estate optimization(1)	2.7	4.0	14.4	12.3
Transformation initiatives(2)	—	—	6.6	6.8
Legal settlements(3)	6.1	63.1	6.7	86.4
Contingent consideration payment(4)	—	—	5.8	—
Other adjustments(5)	—	1.1	3.5	1.5
Adjusted operating cash flow	$15.4	$13.5	$28.3	$(3.9)
Capital expenditures(6)	(3.6)	(10.0)	(19.0)	(63.2)
Capitalization of internal-use software costs (6)	(2.3)	(3.5)	(10.7)	(10.1)
Adjusted free cash flow	$9.5	$—	$(1.4)	$(77.2)

(1)	The cash flow effect of real estate optimizations, excluding non-cash items such as accelerated depreciation.
(2)	Transformation initiatives includes the cash paid for those costs in the related periods.
(3)	The cash flow effect of legal expense in the related period.
(4)	The payment of contingent consideration related to the previous acquisition of Sividon Diagnostics GmbH.
(5)	The cash flow effect of executive personnel changes and severance in the related periods.
(6)	Derived from the Consolidated Statements of Cash Flows.